Securities and Exchange Commission

                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                                GB HOLDINGS, INC.
            .........................................................
             (Exact Name of Registrant as Specified in its Charter)


            Delaware                                75-2502293
 ....................................................................
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

         c/o Sands Hotel & Casino
         Indiana Avenue & Brighton Park
         Atlantic City, New Jersey                            08401
 ....................................................................
(Address of Principal Executive Offices)                     (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                         Name of each exchange on which
     to be so registered                         each class is to be registered
     ----------------------                      ------------------------------

Common Stock, $.01 par value                 American Stock Exchange

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
  _____________________________ (if applicable)


                                       1


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Item 1.           Description of Registrant's Securities to be Registered.

         GB Holdings, Inc., a Delaware corporation (the "Company") is authorized, pursuant to its Restated Certificate of Incorporation, to issue up to 20,000,000 shares of common stock, $.01 par value per share (the "Common Stock"), and up to 5,000,000 shares of undesignated preferred stock, $.01 par value per share. As of the date hereof, 10,000,000 shares of Common Stock are outstanding. Subject to the rights described below of holders of preferred stock, holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares voted can elect all of the directors then standing for election. Holders of Common Stock are entitled to receive ratably any dividends that may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon the Company's liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive ratably the Company's net assets available after the payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that the Company may designate and issue in the future without further stockholder approval.

         The Company's board of directors is authorized without further stockholder approval to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series. The board of directors has discretion to fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series without further vote or action by the stockholders. As a result, the board of directors is able to issue preferred stock and determine its rights and preferences without a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of Holdings' outstanding voting stock.

         The Company has elected not to be subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to some exceptions, an "interested stockholder" is a person who, together with affiliates and


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 associates,  owns,  or  within  three  years  did  own,  15%  or  more  of  the corporation's voting stock.

         Delaware's corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Company's amended and restated by-laws may be amended or repealed by a majority vote of the board of directors or the holders of a majority of the shares of the Company's capital stock issued and outstanding and entitled to vote.

                  The Company's certificate of incorporation provides that all of its securities (as defined by the New Jersey Casino Control Act (the "Act")) are held subject to the condition that, if a holder thereof is found to be disqualified by the New Jersey Casino Control Commission pursuant to the provisions of the Act, such holder shall (a) dispose of his or her interest in the Company; (b) not receive any dividends or interest upon any such securities;
(c) not exercise, directly or through any trustee or nominee, any voting right conferred by such securities; and (d) not receive any remuneration in any form from the Company for services rendered or otherwise. If any unsuitable or disqualified holder fails to dispose of his securities within 180 days following such disqualification, (i) such securities shall be subject to redemption by the Company, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken, pursuant to Section 151(b) of the General Corporation Law of Delaware, to the extent necessary to prevent the loss or secure the reinstatement of any government-issued license or franchise held by the Company or any subsidiary thereof to conduct any portion of the business of the Company or such subsidiary, which license or franchise is conditioned upon some or all of the holders of the Company's securities possessing prescribed qualifications, and (ii) such unsuitable or disqualified holder shall indemnify the Company for any and all direct or indirect costs, including attorneys' fees, incurred by the Company as a result of such holder's continuing ownership or failure to divest promptly. The redemption price for all securities to be so redeemed by the Company shall be the par value per share thereof.

         Item 2.  Exhibits.

2.1      Restated Certificate of Incorporation (incorporated by reference to
         Exhibit 2.1 to the Company's Registration Statement on Form 8-A filed on September 29, 2000).
2.2 Amended and Restated By-laws (incorporated by reference to Exhibit 2.2 to the Company's Registration Statement on Form 8-A filed on September 29, 2000).




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                                    Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  March 23, 2001                      GB HOLDINGS, INC.

                                            By:/s/ Timothy A. Ebling
                                                   Timothy A. Ebling
                                                   Chief Financial Officer